Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com
CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER 2017

Syracuse, New York - (Business Wire) - August 9, 2017 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the second quarter 2017 ended July 2, 2017.

Highlights for second quarter of 2017 versus second quarter of 2016 include:

•	Restaurant sales increased 15.8% to $279.5 million from $241.4 million in the second quarter of 2016, including $53.3 million in sales from 170 BURGER KING® restaurants acquired from 2015 to 2017(1);

•	Comparable restaurant sales increased 4.6% compared to a 0.7% increase in the prior year period;

•	Adjusted EBITDA(2) was $27.5 million compared to $27.9 million in the prior year period;

•	Net income was $6.0 million, or $0.13 per diluted share, compared to net income of $9.4 million, or $0.21 per diluted share, in the prior year period; and

•	Adjusted net income(2) was $6.6 million, or $0.14 per diluted share, compared to adjusted net income of $8.0 million, or $0.18 per diluted share, in the prior year period.

(1)	“Acquired restaurants” refer to those restaurants acquired from 2015 through 2017. “Legacy restaurants” include all of the Company’s other restaurants including restaurants acquired before 2015.

(2)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income or to income from operations in the tables at the end of this release.

At the end of the second quarter of 2017, Carrols owned and operated 799 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We posted a solid 15.8% increase in total restaurant sales reflecting our acquisition of 104 restaurants since the start of the second quarter last year. Our comparable restaurant sales were also strong and increased 4.6% over the prior year quarter from a balance of premium products, value offerings and limited time offers. However, Adjusted EBITDA was effectively unchanged while Adjusted EBITDA margin contracted 172 basis points due to continuing pressure on wage rates, commodity cost inflation including a spike in beef costs in the second quarter, and a higher level of promotional discounting.”

Accordino continued, “We believe that traction from recent product launches coupled with Burger King’s promotional offerings can sustain moderate growth in comparable restaurant sales during the second half of 2017. We expect labor costs and the ongoing level of promotional activity to continue pressuring margins, however, beef prices have begun to recede and should continue to moderate for the balance of the year. In view of these factors, we are increasing our sales guidance for the year to reflect our recent acquisitions while maintaining our previous guidance for Adjusted EBITDA.”

Accordino concluded, “So far this year we have acquired 60 restaurants, including 17 units during June in the Baltimore and Washington DC markets. Along with the 43 restaurants acquired in the Cincinnati market in February, our integration of these recent acquisitions is progressing well. Lastly, our recent $75 million add-on bond offering provides us continued flexibility to selectively acquire additional restaurants as they come to market.”

Second Quarter 2017 Financial Results

Restaurant sales increased 15.8% to $279.5 million in the second quarter of 2017 compared to $241.4 million in the second quarter of 2016. Restaurant sales included $53.3 million in sales from 170 BURGER KING® restaurants acquired from 2015 to 2017, and an overall comparable restaurant sales increase of 4.6%.

The comparable restaurant sales increase included a 4.7% increase at legacy restaurants and a 3.2% increase at comparable acquired restaurants (primarily the 2015 and first quarter 2016 acquisitions). For all comparable restaurants, average check increased 3.3% while customer traffic increased 1.3% from the prior year period.

Restaurant-Level EBITDA was $40.6 million in the second quarter of 2017, which included a $6.5 million contribution from the acquired restaurants, compared to Restaurant-Level EBITDA of $41.5 million in the second quarter of 2016. Restaurant-Level EBITDA margin was 14.5% of restaurant sales and decreased 268 basis points from the prior year period.

General and administrative expenses held steady at $14.4 million in the second quarter of 2017 compared to the prior year period. As a percentage of restaurant sales, general and administrative expenses decreased 79 basis points to 5.2% compared to the prior year period.

Adjusted EBITDA was $27.5 million in the second quarter of 2017 compared to $27.9 million in the second quarter of 2016. Adjusted EBITDA margin decreased 172 basis points to 9.8% of restaurant sales.

Income from operations was $12.3 million in the second quarter of 2017 compared to $13.9 million in the prior year period.

Interest expense increased to $5.0 million in the second quarter of 2017 from $4.5 million in the same period last year due to higher outstanding borrowings under the Company’s senior credit facility incurred to fund acquisitions.

Net income was $6.0 million for the second quarter of 2017, or $0.13 per diluted share, compared to $9.4 million, or $0.21 per diluted share, in the prior year period.

Net income in the second quarter of 2017 included $0.4 million of impairment and other lease charges and $0.4 million of acquisition expenses. For the same period last year, net income included $0.3 million of impairment and other lease charges, $0.2 million of acquisition expenses, a $0.5 million gain from a partial condemnation, and $1.9 million accrual related to a litigation settlement. Because the Company had a full valuation allowance on its net deferred income tax assets prior to the fourth quarter of 2016, the Company did not record any income tax expense in the second quarter of 2016.

Adjusted net income was $6.6 million, or $0.14 per diluted share, compared to $8.0 million, or $0.18 per diluted share, in the prior year period. For comparability, adjusted net income for the second quarter of 2016 reflects a normalized provision for income taxes as if the valuation allowance had been reversed prior to 2016.

Recent Events

On June 6, 2017, the Company completed the acquisition of Republic Foods, Inc. which operates 17 BURGER KING® restaurants in Maryland, specifically in the Baltimore and Washington markets. These restaurants historically generated average annual sales volumes of almost $2.0 million, which is above Carrol’s system average. This acquisition also provides the Company with a strategic entry point for further expansion in the mid-Atlantic region going forward.

On June 23, 2017, Carrols closed on a private offering of an additional $75 million aggregate principal amount of 8.00% Senior Secured Second Lien Notes due 2022. The notes were issued as additional notes under the indenture dated April 29, 2015, pursuant to which the Company previously issued $200 million of 8.00% Senior Secured Second Lien Notes due 2022. The new notes were issued at 106.5% of the principal amount plus accrued interest from May 1, 2017 and are subject to registration under the Securities Act of 1933, as amended. Net proceeds of the offering were used (i) to repay all outstanding revolving credit borrowings under the Company’s senior credit facility and (ii) to pay related fees and expenses, with remaining net proceeds to be used for working capital and general corporate purposes, including funding of possible future acquisitions.

Full Year 2017 Outlook

The Company is providing the following updated guidance for 2017. As a reminder, while the Company may acquire additional BURGER KING® restaurants in 2017, this guidance does not include any impact from such potential future transactions:

•	Total restaurant sales of $1.05 billion to $1.07 billion (previously $1.03 billion to $1.06 billion), including a comparable restaurant sales increase of 2% to 3%;

•	Commodity cost increases of 2% to 4% including an 8% to 10% increase in beef costs (previously 1% to 3% including a 2% to 4% increase in beef costs);

•	General and administrative expenses (excluding stock compensation and acquisition costs) of $53 million to $55 million (previously $54 million to $56 million);

•	Adjusted EBITDA is still expected to be $90 million to $95 million;

•
Capital expenditures are still expected to be approximately $65 million to $85 million which includes remodeling a total of 28 to 32 restaurants, the rebuilding of 6 to 8 restaurants and the construction of 10 to 15 new restaurants including 2 or 3 relocations of existing restaurants. Capital expenditures also include $10 million to $12 million for non-recurring investments in new kitchen production and product holding systems, new training systems and certain POS system upgrades;

•	The closing of 15 to 20 existing restaurants of which 16 had been closed as of July 2, 2017; and

•	An effective income tax rate of 18% to 20%.

The Company has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because it does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of the Company’s control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss second quarter 2017 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 323-794-2130. A replay will be available one hour after the call and can be accessed by dialing 719-457-0820; the passcode is 1010217. The replay will be available until Wednesday, August 16, 2017. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 799 restaurants as of July 2, 2017 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Restaurant sales	$279,478	$241,368	$519,330	$463,887
Costs and expenses:
Cost of sales	78,724	62,117	142,960	121,137
Restaurant wages and related expenses	87,948	73,545	169,019	145,628
Restaurant rent expense	18,892	16,118	36,489	31,996
Other restaurant operating expenses	41,910	37,316	81,105	73,005
Advertising expense	11,431	10,770	21,332	19,898
General and administrative expenses (b) (c)	14,411	14,355	29,987	27,561
Depreciation and amortization	13,366	11,486	26,517	22,543
Impairment and other lease charges	432	286	963	508
Other expense, net	29	1,479	29	1,035
Total costs and expenses	267,143	227,472	508,401	443,311
Income from operations	12,335	13,896	10,929	20,576
Interest expense	5,029	4,520	9,830	9,055
Income before income taxes	7,306	9,376	1,099	11,521
Provision for income taxes	1,267	—	656	—
Net income	$6,039	$9,376	$443	$11,521

Basic and diluted net income per share (d)(e)	$0.13	$0.21	$0.01	$0.25
Basic weighted average common shares outstanding	35,415	35,117	35,400	35,110
Diluted weighted average common shares outstanding	44,942	44,819	44,981	44,850

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended July 2, 2017 and July 3, 2016 each included thirteen and twenty-six weeks, respectively.

(b)
General and administrative expenses include acquisition costs of $448 and $230 for the three months ended July 2, 2017 and July 3, 2016, respectively and $1,166 and $638 for the six months ended July 2, 2017 and July 3, 2016, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $903 and $606 for the three months ended July 2, 2017 and July 3, 2016, respectively and $1,786 and $1,171 for the six months ended July 2, 2017 and July 3, 2016, respectively.

(d)	Basic net income per share was computed excluding income attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

(e)
Diluted net income per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Restaurant Sales: (a)
Legacy restaurants	$226,196	$217,759	$428,323	$421,552
Acquired restaurants	53,282	23,609	91,007	42,335
Total restaurant sales	$279,478	$241,368	$519,330	$463,887
Change in Comparable Restaurant Sales (b)	4.6%	0.7%	2.1%	3.0%
Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$27,511	$26,063	$25,919	$25,187
Acquired restaurants	26,141	26,370	24,795	25,407
Restaurant-Level EBITDA: (d)
Legacy restaurants	$34,053	$37,716	$58,302	$66,057
Acquired restaurants	6,520	3,786	10,123	6,166
Total Restaurant-Level EBITDA	$40,573	$41,502	$68,425	$72,223
Restaurant-Level EBITDA margin: (d)
Legacy restaurants	15.1%	17.3%	13.6%	15.7%
Acquired restaurants	12.2%	16.0%	11.1%	14.6%
All restaurants	14.5%	17.2%	13.2%	15.6%
Adjusted EBITDA (d)	$27,484	$27,898	$41,361	$46,380
Adjusted EBITDA margin (d)	9.8%	11.6%	8.0%	10.0%
Adjusted net income (d)	$6,585	$7,955	$1,763	$10,176
Adjusted diluted net income per share (d)	$0.14	$0.18	$0.04	$0.22
Number of Restaurants:
Restaurants at beginning of period	788	717	753	705
New restaurants	1	2	2	2
Restaurants acquired	17	6	60	18
Restaurants closed	(7)	(2)	(16)	(2)
Restaurants at end of period	799	723	799	723

	At 7/2/2017	At 1/1/2017
Long-term debt (e)	$282,717	$223,559
Cash	33,721	2,002

(a)
For 2017 we have modified our groupings of restaurants for reporting and analysis purposes. Acquired restaurants represent the 171 restaurants acquired in 17 acquisitions from 2015 through 2017. Legacy restaurants represent all other restaurants including restaurants acquired before 2015.

(b)
Restaurants are generally included in comparable restaurant sales after they have been operated for 12 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 26-week period.

(c)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 26-week period by the average number of restaurants operating during such period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted net income, and to the Company's reconciliation of income from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants. Adjusted diluted net income per share is calculated based on Adjusted net income and reflects the dilutive impact of shares, where applicable, based on Adjusted net income.

(e)
Long-term debt (including current portion and excluding deferred financing costs) at July 2, 2017 included $275,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $6,514 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at January 1, 2017 included $200,000 of the Company's 8% Senior Secured Second Lien Notes, $13,500 of outstanding revolving borrowings under the Company's senior credit facility, $3,020 of lease financing obligations and $7,039 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income	$6,039	$9,376	$443	$11,521
Benefit for income taxes	1,267	—	656	—
Interest expense	5,029	4,520	9,830	9,055
Depreciation and amortization	13,366	11,486	26,517	22,543
EBITDA	25,701	25,382	37,446	43,119
Impairment and other lease charges	432	286	963	508
Acquisition costs (b)	448	230	1,166	638
Gain on partial condemnation and insurance proceeds from fire (c)	—	(456)	—	(906)
Litigation settlement (d)	—	1,850	—	1,850
Stock-based compensation expense	903	606	1,786	1,171
Adjusted EBITDA	$27,484	$27,898	$41,361	$46,380

Reconciliation of Restaurant-Level EBITDA: (a)
Income from operations	$12,335	$13,896	$10,929	$20,576
Add:
General and administrative expenses	14,411	14,355	29,987	27,561
Depreciation and amortization	13,366	11,486	26,517	22,543
Impairment and other lease charges	432	286	963	508
Other expense, net	29	1,479	29	1,035
Restaurant-Level EBITDA	$40,573	$41,502	$68,425	$72,223

Reconciliation of Adjusted net income: (a)
Net income	$6,039	$9,376	$443	$11,521
Add:
Impairment and other lease charges	432	286	963	508
Gain on partial condemnation and insurance proceeds from fire (c)	—	(456)	—	(906)
Litigation settlement (d)	—	1,850	—	1,850
Acquisition costs (b)	448	230	1,166	638
Income tax effect on above adjustments (e)	(334)	(726)	(809)	(794)
Benefit from deferred income tax assets (f)	—	(2,605)	$—	$(2,641)
Adjusted net income	$6,585	$7,955	$1,763	$10,176
Adjusted diluted net income per share	$0.14	$0.18	$0.04	$0.22

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income which are non-GAAP financial measures. EBITDA represents net income before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense and other non-recurring income or expense. Restaurant-Level EBITDA represents income from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other income. Adjusted net income represents net income as adjusted to exclude impairment and other lease charges, acquisition costs and other non-recurring income or expense.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income because we believe that they provide a more meaningful comparison than EBITDA and net income of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other income, all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income, income from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income and EBITDA, Adjusted EBITDA and Adjusted net income and between income from operations and Restaurant-Level EBITDA.

(b)
Acquisition costs for the periods presented include primarily legal and professional fees incurred in connection with restaurant acquisitions, which were included in general and administrative expense.

(c)
Other expense, net for three months ended July 3, 2016 includes a gain of $0.5 million related to an insurance recovery from a fire at one of our restaurants. Additionally, for the six months ended July 3, 2016, we recorded a gain of $0.5 million related to a settlement for a partial condemnation on one of our operating restaurant properties.

(d)	Other expense, net for the three months ended July 3, 2016 includes expense of $1.85 million related to a litigation settlement.

(e)
The income tax effect related to the adjustments for impairment and other lease charges, acquisition costs and gain on partial condemnation during the periods presented was calculated using an effective income tax rate of 38%.

(f)
Prior to the fourth quarter of 2016, the Company recognized a valuation allowance on all of its net deferred income tax assets. This valuation allowance was reversed in the fourth quarter of 2016. For comparability, when presenting Adjusted net income, this adjustment reflects the benefit that would have been realized from deferred income tax assets during the three and six months ended July 3, 2016 if such valuation allowance on net deferred income tax assets had been reversed prior to 2016.